Exhibit 10.1

Agreement
This Agreement (this “Agreement”) is made and entered into as of May 10, 2016, by and among the entities and natural persons listed on Exhibit A hereto (“RESI Shareholders Group”) and Altisource Residential Corporation (the “Company” and each member of the RESI Shareholders Group and the Company, a “Party” to this Agreement, and collectively, the “Parties”).
RECITALS

WHEREAS, RESI Shareholders Group directly and/or beneficially own shares of common stock (the “Common Stock”) of the Company totaling, in the aggregate, 1,394,000 shares, or approximately 2.5%, of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, the Parties desire to enter into this Agreement pursuant to which, among other things, (i) each member of RESI Shareholders Group agrees to terminate the pending proxy contest for the election of directors at the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”) and (ii) the Company agrees to certain governance matters, in each case as more fully described herein upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Proxy Contest and Other Matters.

a)
Effective as of the date hereof, the members of RESI Shareholders Group hereby irrevocably withdraw and rescind their letter dated December 17, 2015, as supplemented, providing notice to the Company and the holders of the Company Common Stock of their intention to nominate certain individuals for election as directors of the Company at the Company’s 2016 Annual Meeting (the “Stockholder Nomination”).

b)
Immediately following the execution and delivery of this Agreement, each member of RESI Shareholders Group shall, and shall cause each of its Affiliates to, immediately cease all efforts, direct or indirect, in furtherance of the Stockholder Nomination and any related solicitation in connection with the Stockholder Nomination. For purposes of this Agreement: the terms “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

2.
Governance Matters. The Company hereby agrees to add, before the earlier of (i) 12 months following the date of this Agreement and (ii) the Company’s 2017 annual meeting of stockholders, two additional directors to the Board of Directors (the “Board”) of the Company who shall be “independent directors” (as determined in accordance with Rule 303A.02 of the NYSE Listed Company Manual) (the “Additional Independent Directors”) and will promptly commence a search and evaluation process to identify such Additional Independent Directors. When such persons are identified, evaluated and agree to serve, the Board will promptly increase the size of the Board to create additional vacancies and appoint each such Additional Independent Director to serve as a Director of the Board in accordance with Section 2 and Section 11 of the Company’s Bylaws. For the avoidance of doubt, the Company shall not be required to appoint the Additional Independent Directors simultaneously.

3.
Stock Repurchase Program. The Company has authorization to purchase an additional $65 million of common stock under the $100 million stock repurchase program authorized by the Board in August 2015. The Company remains committed to continue repurchasing common stock, as appropriate and in a manner consistent with the Board's fiduciary duties, and agrees to use reasonable efforts to repurchase shares of the Company’s common stock pursuant to the authorization.

4.
Public Announcement. Promptly following the execution and delivery of this Agreement, the Company shall issue a mutually agreeable press release substantially in the form attached hereto as Exhibit B (the “Mutual Press Release”), announcing certain terms of this Agreement. In connection with the execution of this Agreement, and subject to the terms of this Agreement, no Party (including Affiliates or Associates of RESI Shareholders Group or its members or the members of the Company’s Board and any committee thereof) shall issue any other press release or public statement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party, other than the Mutual Press Release and a Form 8-K to be filed by the Company. During the Standstill Period (as defined below), no Party shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules and regulations of any stock exchange, governmental entity or with the prior written consent of the other Party. The Company, with respect to its Form 8-K, will provide RESI Shareholders Group, prior to such filing, a reasonable opportunity to review and comment on such document, and the Company will consider any comments from RESI Shareholders Group in good faith.

5.
Standstill Provisions. Each member of RESI Shareholders Group agrees that from the date hereof until the second anniversary of the 2016 Annual Meeting (the “Standstill Period”), neither it or he nor any of its or his Affiliates or Associates will, and it will cause each of its or his Affiliates and Associates not to, directly or indirectly, in any manner:

a)
purchase or cause to be purchased or otherwise acquire or in any manner agree, offer, seek or propose to acquire beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of (i) any securities or instruments issued by the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or instruments or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, as applicable, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of securities issued by the Company, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement (collectively, the “Other Equity Rights”)) or (ii) any debt or indebtedness of the Company;

b)
solicit, or knowingly encourage or in any way engage in any solicitation of, any proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents with respect to the call a special meeting of stockholders), in each case, with respect to securities or instruments of the Company, or call or seek to call, or knowingly encourage, assist, support or influence anyone with respect to the call of, a special meeting of stockholders;

c)	advise, knowingly encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders;

d)
form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any equity security of the Company covered by Section 13(d)(3) of the Exchange Act;

e)
deposit any securities of the Company in any voting trust or subject any securities of the Company to any arrangement or agreement with respect to the voting of any securities of the Company, other than in accordance with this Agreement;

f)
seek, assist or knowingly encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, assist, encourage or take any other action with respect to the election or removal of any directors;

g)
(i) make any proposal for consideration by stockholders at any annual or special meeting of stockholders or equivalent meeting of the Company, (ii) make any offer or proposal (with or without conditions, publicly or otherwise) with respect to a merger, acquisition, disposition, consolidation, recapitalization, restructuring, liquidation, dissolution, or other business combination or extraordinary transaction involving the Company or any subsidiary or Affiliate of the Company or knowingly encourage or assist any person or entity in connection therewith or (iii) make a request for a list of the Company’s stockholders or other Company records;

h)	seek, alone or in concert with others, representation on the board of directors of the Company;

i)
otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors, policies or actions of the Company or any of its subsidiaries, Affiliates or divisions;

j)
make any public disclosure, communication, announcement or statement with respect to (i) the Company or the management, policies, actions or affairs of the Company and its Affiliates, or (ii) the terms and conditions of this Agreement, other than in accordance with this Agreement;

k)
take any action which could cause or require the Company or any of its Affiliates to make a public announcement regarding any of the foregoing, publicly seek or request permission to do any of the foregoing, make any public request to amend, waive or terminate any provision of this Section 5 (including, without limitation, this Section 5(k)), or make or seek permission to make any public announcement with respect to any of the foregoing; or

l)
enter into any negotiations, agreements or understandings with any third party with respect to the foregoing, or advise, assist, knowingly encourage or seek to persuade any third party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing.

6.
Representations and Warranties of the Company. The Company represents and warrants to the members of the RESI Shareholders Group that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

7.
Representations and Warranties of RESI Shareholders Group. Each members of the RESI Shareholders Group severally represents and warrants to the Company that (a) the authorized signatory of such member of the RESI Shareholders Group set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by such member of the RESI Shareholders Group, and is a valid and binding obligation of such member of the RESI Shareholders Group, enforceable against such member of the RESI Shareholders Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of such member of the RESI Shareholders Group as currently in effect, and (d) the execution, delivery and performance of this Agreement by such member of the RESI Shareholders Group does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to such member of the RESI Shareholders Group, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member of the RESI Shareholders Group is a party or by which it is bound.

8.
Mutual Non-Disparagement. Subject to applicable law, each Party covenants and agrees that, during the Standstill Period, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, employees, managers or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander, the other Parties or the Parties’ subsidiaries, Affiliates, successors, assigns, officers, directors, managers, employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Parties, their businesses, products or services or their subsidiaries, Affiliates, successors, assigns, officers, directors, managers, employees, stockholders, agents, attorneys or representatives; provided, however, that the forgoing restriction shall not apply to any litigation relating to this Agreement or to the extent that a Party is requested pursuant to, or required by, applicable law, regulation or legal process to testify or otherwise respond to a request from any governmental or regulatory authority, or to make any disclosure; provided, further, that in connection with a disclosure contemplated by this Section 8, such Party, promptly upon learning of such required disclosure, gives prior written notice to the other Parties of such required disclosure and utilizes its reasonable best efforts to obtain a protective order preventing or limiting the disclosure and ensures that the information so disclosed be used only for the specific purposes for which the disclosure is required. In the event that no such protective order or other remedy is timely obtained, or any Party waives compliance with the terms of this Section 8, such disclosing Party shall furnish only such information which it has been advised by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that such information will be accorded confidential treatment.

9.	Mutual Release.

a)
From and after the Closing, each member of the RESI Shareholders Group on behalf of itself or himself and its or his respective directors, officers, managers, members, employees, subsidiaries and Affiliates, hereby irrevocably releases and forever discharges the Company, and its successors, assigns, parent and subsidiary companies, joint ventures, partnerships, Affiliates, and any owners, directors, officers, partners, principals, managers, members, employees, counsel, consultants, advisors, shareholders, insurers, agents and Affiliates of any of the foregoing (collectively, “Released Persons”), from any and all claims and demands, warranties, debts, obligations, liabilities, losses, rights and causes of action of any kind (“Claims”), arising from any fact, occurrence, circumstance or matter through and including the date of this Agreement, including with respect to the Stockholder Nomination, the proxy contest and the negotiation of this Agreement, whether asserted or unasserted, known or unknown, that have been, could have been, or may ever be raised in any court, tribunal or proceeding, against the Company or any of their respective Released Persons.

b)	From and after the Closing, the Company on behalf of itself and its directors, officers, managers, members, employees, subsidiaries and Affiliates, hereby irrevocably releases and forever discharges the members of the RESI Shareholders Group, and each of their respective successors, assigns, parent and subsidiary companies, joint ventures, partnerships, Affiliates and any owners, directors, officers, partners, principals, managers, members, employees, counsel, consultants, advisors, shareholders, insurers, agents and Affiliates of any of the foregoing (collectively, “RESI Shareholders Group Released Persons”) from any and all Claims arising from any fact, occurrence, circumstance or matter through and including the date of this Agreement, including with respect to the Stockholder Nomination, the proxy contest and the negotiation of this Agreement, whether asserted or unasserted, known or unknown, that have been, could have been, or may ever be raised in any court, tribunal or proceeding, against the members of the RESI Shareholders Group or any of their respective RESI Shareholders Group Released Persons.

c)	Neither Section 9(a) nor Section 9(b) shall prevent the enforcement by or on behalf of any Party of such Party’s rights or remedies in accordance with this Agreement.

10.
Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each Party (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. Each Party further agrees that no other Party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10. This Section 10 is not the exclusive remedy for any violation of this Agreement.

11.
Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the transactions contemplated in this Agreement are consummated; provided, however, that the Company shall reimburse the RESI Shareholders Group for certain expenses incurred in connection with the proxy contest and execution of this Agreement in the amount of $750,000.

12.
Affiliates and Associates. Each member of the RESI Shareholders Group agrees that it or he will cause its current and future Affiliates and Associates to comply with all terms and provisions of this Agreement as if they were a party hereto and that it shall be responsible for any breach of this Agreement by any such Affiliate or Associate. As used in this Agreement, the term “Associate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

13.
Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

14.
Survival. Each of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing. Notwithstanding any knowledge of facts determined or determinable by any Party by investigation, each Party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement. Each representation, warranty, covenant and agreement contained in this Agreement is independent of each other representation, warranty, covenant and agreement contained in this Agreement. Except as expressly set forth in this Agreement, no Party has made any representation, warranty, covenant or agreement and the Parties expressly disclaim reliance on any extra contractual statement or omissions.

15.
Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile or other electronic transmission (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:
Altisource Residential Corporation
c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, United States Virgin Islands 00820
Attention: Michael Lubin
                 Stephen Gray
Facsimile: (340) 692-0523
Email: michael.lubin@altisourceamc.com
            stephen.gray@altisourceamc.com

With a copy (which shall not constitute notice) to:	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attention: Michael J. Aiello Sachin Kohli Facsimile: 212-310-8007 Email: michael.aiello@weil.com sachin.kohli@weil.com
If to RESI Shareholders Group:	BLR Partners LP 1177 West Loop South, Suite 1625 Houston, Texas 77027 Attention: Bradley L. Radoff Email: brad@fondrenlp.com
With a copy (which shall not constitute notice) to:	Olshan Frome Wolosky LLP 1325 Avenues of the America New York, New York 10019 Attention: Steve Wolosky Aneliya Crawford Facsimile: 212-451-2222 Email: swolosky@olshanlaw.com acrawford@olshanlaw.com

16.
Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the courts of the State of New York (or, if such courts decline to accept jurisdiction over a particular matter, any federal court within the State of New York). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c)

to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

17.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties (including by means of electronic delivery or facsimile).

18.
Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries. This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and the members of the RESI Shareholders Group. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of the RESI Shareholders Group, the prior written consent of the Company, with respect to the Company, the prior written consent of the members of the RESI Shareholders Group. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons. Notwithstanding the foregoing sentence, the Parties hereby designate (a) Altisource Asset Management Corporation as a third-party beneficiary of this Agreement and (b) each Released Persons or the RESI Shareholders Group Released Persons that is not a party to this Agreement as a third-party beneficiary of this Agreement.

19.
Further Assurances. Upon the terms and subject to the conditions of this Agreement, each Party (at its own expense) agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

20.
Preparation of Agreement. The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties, regardless of which Party was generally responsible for the preparation of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

ALTISOURCE RESIDENTIAL CORPORATION

By:	/s/ Stephen H. Gray
	Name:	Stephen H. Gray
	Title:	Chief Administrative Officer

Signature Page to Settlement Agreement

BLR PARTNERS LP

By:	BLRPart, LP General Partner

By:	BLRGP Inc. General Partner

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

BLRPART, LP

By:	BLRGP Inc. General Partner

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

BLRGP INC.

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

FONDREN MANAGEMENT, LP

By:	FMLP Inc. General Partner

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

FMLP INC.

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

Signature Page to Settlement Agreement

THE RADOFF FAMILY FOUNDATION

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Director

OP SELECT FUND, L.P.

By:	Oliver Press Investors, LLC General Partner

By:	/s/ Clifford Press
	Name:	Clifford Press
	Title:	Managing Member

OLIVER PRESS INVESTORS, LLC

By:	/s/ Clifford Press
	Name:	Clifford Press
	Title:	Managing Member

OLIVER PRESS PARTNERS, LLC

By:	/s/ Clifford Press
	Name:	Clifford Press
	Title:	Managing Member

Signature Page to Settlement Agreement

/s/ Bradley L. Radoff
Bradley L. Radoff

/s/ Augustus K. Oliver II
Augustus K. Oliver II

/s/ Clifford Press
Clifford Press

/s/ Andrew L. Platt
Andrew L. Platt

/s/ Joshua E. Schechter
Joshua E. Schechter

Signature Page to Settlement Agreement

EXHIBIT A

Name of member of RESI Shareholders Group
BLR Partners LP
BLRPart, LP
BLRGP Inc.
Fondren Management, LP
FMLP Inc.
The Radoff Family Foundation
Bradley L. Radoff
OP Select Fund, L.P.
Oliver Press Investors, LLC
Oliver Press Partners, LLC
Augustus K. Oliver II
Clifford Press
Andrew L. Platt
Joshua E. Schechter

EXHIBIT B

See attached.